SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DTS8 COFFEE COMPANY, LTD.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

80-0385523

(I.R.S. Employer Identification No.)

Building B, #439, Jinyuan Ba Lu

Jiangqiao Town, Jiading District

Shanghai, 201812, China

(Address of Principal Executive Offices) (Zip Code)

Consulting Agreements

(Full title of the plan)

James B. Parsons

Parsons/Burnett/Bjordahl/Hume, LLP

10900 NE 4th St., Suite 1850

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

(Name of agent for service, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common	900,000	$0.32	$288,000	$37.09

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

PART I.  INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

This Prospectus is part of a registration statement which registers an aggregate 900,000 shares of $0.001 par value, common stock of DTS8 Coffee Company, Ltd. (the "Company") which may be issued as set forth herein to the following named persons:

Name	Number of Shares
James. B. Parsons	300,000

V.S. Jon Yogiyo	600,000

On January 6, 2014, the Company entered into a consulting agreement with James B. Parsons (“Parsons”) for legal services (the “Parsons Consulting Agreement”).  The Company has been advised by Parsons that he may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers’ commissions.  Parsons and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

On January 6, 2014, the Company entered into a consulting agreement with V.S. Jon Yogiyo (“Yogiyo”) for consulting services.  The Company has been advised by Yogiyo that he may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers’ commissions.  Yogiyo and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2.  Registrant Information and Employee Plan Annual Information.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS.  REQUESTS SHOULD BE ADDRESSED TO SEAN TAN, PRESIDENT, DTS8 COFFEE COMPANY, LTD., BUILDING B, #439, JINYUAN BA LU, JIANGQIAO TOWN, JIADING DISTRICT, SHANGHAI, 201812, CHINA.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company has filed the following documents with the Securities and Exchange Commission (the “SEC”): Annual Report on Form 10-K filed August 13, 2013; Quarterly Reports on Form 10-Q filed December 12, 2013 and September 18, 2013; Reports on 8-K filed August 16, 2013 and September 20 2013; Registration Statement on Form S-1 filed August 17, 2010, and amendments thereto filed August 18, 2010, November 1, 2010, November 24, 2010 and January 11, 2011.  The above referenced reports, which were previously filed with the SEC are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13 or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company's common stock trades on the OTC Bulletin Board under the symbol “BKCT”.

Item 4.  Description of Securities.

The following description of the capital stock of the Company and certain provisions of the Company's Articles of Incorporation and By-Laws is a summary and is qualified in its entirety by the provisions of the Articles of Incorporation and By-Laws.

The Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock, with a par value of $0.001.  The holders of such shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; (c) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preemptive rights to purchase in new issues of shares; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences.  In addition, the shares are not convertible into any other security.  There are no restrictions on dividends under any loan, other financing arrangements or otherwise.  As of the date of this Prospectus, the Company had 27, 238,333 shares of common stock outstanding.

Non-Cumulative Voting

The holders of shares of common stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose.  In such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Common Stock

The common stock holders have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to the holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of the Company.  Except as described herein, no pre-emptive, subscription, or conversion rights pertain to the common stock and no redemption or sinking fund provisions exist for the benefit thereof.

As a consequence of their ownership of common stock, the current stockholders of the Company will continue to control a majority of the voting power of the Company and, accordingly, will be able to elect all of the Company's directors.

Preferred Stock

There are no preferred shares authorized or issued.

Employee Stock Option Plan

As of the date of this Prospectus, the Company does not have an Employee Stock Option Plan.

Transfer Agent

The Company has retained ClearTrust, LLC as its transfer agent of record.

Item 5.  Interests of Named Experts and Counsel.

Parsons will be providing legal services to the Company, and will receive stock being registered under this Prospectus.  Parsons currently owns shares of the Company.

Item 6.  Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following documents are filed as Exhibits to this registration statement:

Exhibit	Document
4	Consulting Agreements
5	Opinion of Parsons/Burnett/Bjordahl/Hume, LLP and Consent
23	Consent of Accountant

Item 9.  Undertakings.

The Company hereby undertakes:

 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

 (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the

Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on January 13, 2014.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

DTS8 COFFEE COMPANY, LTD.

By /s/ Sea Tan

Sean Tan

President, Chief Executive Officer and Director

January 13, 2014